                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               FRESH FOODS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               FRESH FOODS, INC.
                                 P.O. BOX 3967
                         HICKORY, NORTH CAROLINA 28603
                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           -------------------------

To the Shareholders of
Fresh Foods, Inc.

     The Annual Meeting of Shareholders of Fresh Foods, Inc. (the "Company") will be held at the Gateway Hotel, 909 Highway 70, S.W., Hickory, North Carolina, on July 22, 1999, at 10:00 a.m., local time, to take action on the following matters:

     1. To elect three directors to three-year terms.

     2. To ratify the selection of Deloitte & Touche LLP to serve as the Company's independent public accountants for the fiscal year ending March 4, 2000.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed June 15, 1999 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only shareholders of record at the close of business on that date are entitled to vote at the meeting.

     The Company hopes that as many shareholders as possible will personally attend the meeting. Whether or not you plan to attend, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent your voting in person at the meeting.

                                          By Order of the Board of Directors,

                                          JAMES E. HARRIS
                                          Secretary

Hickory, North Carolina
June 25, 1999

                               FRESH FOODS, INC.
                                 P.O. BOX 3967
                              361 2ND STREET N.W.
                               HICKORY, NC 28603

                                 JUNE 25, 1999

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

GENERAL

     This Proxy Statement is first being mailed to shareholders on or about June 25, 1999 and is accompanied by a Notice of Annual Meeting of Shareholders and a form of proxy solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held at the Gateway Hotel, 909 Highway 70, S.W., Hickory, North Carolina, on July 22, 1999, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

SOLICITATION OF PROXIES

     A holder of Fresh Foods, Inc. (the "Company" or "Fresh Foods") common stock may use the accompanying proxy if such shareholder is unable to attend the Annual Meeting of Shareholders in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Secretary of the Company, prior to or at the Annual Meeting of Shareholders, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date; but attendance at the Annual Meeting of Shareholders will not, in itself, constitute the revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed to: Secretary, Fresh Foods, Inc., P.O. Box 3967, Hickory, North Carolina 28603. For a notice of revocation or later proxy to be valid, it must actually be received by the Company prior to the vote of the shareholders at the Annual Meeting of Shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made in a proxy, then the proxy will be voted in favor of management's nominees for directors and in favor of approval of all other matters. The Company's Board of Directors is unaware of any matters, other than those identified herein, that may be presented for action at the Annual Meeting of Shareholders. If other matters do properly come before the Annual Meeting of Shareholders, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of any matter will be voted in favor of any adjournment or postponement of the Annual Meeting of Shareholders for the purpose of soliciting additional proxies.

     The entire cost of this proxy solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, the Company will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of shares and to secure their voting instructions, if necessary. The Company will reimburse such record holders for their reasonable expenses in doing so. If necessary, the Company also may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     June 15, 1999 has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. Accordingly, only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting of Shareholders. On the record date, there were approximately 1,171 shareholders of record. The number of outstanding shares of common stock entitled to vote at the Annual Meeting of Shareholders is 5,809,664.

     A majority of the outstanding shares of common stock, represented in person or by proxy, shall constitute a quorum. In accordance with applicable law, abstentions will be counted for purposes of determining whether a quorum exists. Shares represented by proxies returned by a broker that holds the shares in nominee or "street" name also will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters as to which discretionary voting by the broker is not allowed ("broker non-votes"). Abstentions and broker non-votes will not be deemed to have been cast either "for" or "against" any proposals considered at the meeting.

     Each share of common stock entitles its holder to one vote. Provided that a quorum exists, (i) directors will be elected by a plurality of the votes cast, and (ii) a majority of the votes cast will be required to approve any and all other matters.

PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of June 15, 1999, information relative to Company common stock ownership by (i) each person known by the Company's management to own beneficially 5.0% or more of the Company's outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer of the Company and (iv) all directors and executive officers of the Company as a group.

                                                              AMOUNT AND NATURE OF
                          NAME AND                            BENEFICIAL OWNERSHIP   PERCENT OF
                ADDRESS OF BENEFICIAL OWNER                     OF COMMON STOCK       CLASS(1)
                ---------------------------                   --------------------   ----------
Columbia Hill, LLC(2).......................................       1,274,034            21.9%
  P. O. Box 3967
  Hickory, NC 28603
HERTH Management, Inc.(3)...................................       1,227,235            21.1
  P.O. Box 3967
  Hickory, NC 28603
David R. Clark(4)...........................................       1,571,520            25.7
  P. O. Box 3967
  Hickory, NC 28603
James C. Richardson, Jr.(5).................................       1,497,066            24.8
  P. O. Box 3967
  Hickory, NC 28603
Gregory A. Edgell(6)........................................       1,399,110            23.9
  3200 Devine Street, Suite 103
  Columbia, SC 29205
James M. Templeton(7).......................................       1,336,499            22.7
  P. O. Box 3967
  Hickory, NC 28603
Larry D. Hefner(8)..........................................       1,324,034            22.6
  1004 Power Street
  China Grove, NC 28023

                                                              AMOUNT AND NATURE OF
                          NAME AND                            BENEFICIAL OWNERSHIP   PERCENT OF
                ADDRESS OF BENEFICIAL OWNER                     OF COMMON STOCK       CLASS(1)
                ---------------------------                   --------------------   ----------
Charles F. Connor, Jr.(9)...................................         720,632            12.4%
  P. O. Box 519
  Claremont, NC 28610
L. Dent Miller(10)..........................................         580,833             9.9
  P. O. Box 3967
  Hickory, NC 28603
Waddell & Reed Investment Management Company(11)............         316,000             5.4
  6300 Lamar Avenue
  P.O. Box 29217
  Shawnee Mission, KS 66201-9217
William P. Foley II(12).....................................         150,000             2.5
  3916 State Street, Suite 300
  Santa Barbara, CA 93105
Richard F. Howard(13).......................................         127,569             2.2
  P.O. Box 3967
  Hickory, NC 28603
Norbert E. Woodhams(14).....................................         125,075             2.1
  9990 Princeton Road
  Cincinnati, OH 45248
Andrew F. Puzder(15)........................................          51,000               *
  3916 State Street, Suite 300
  Santa Barbara, CA 93105
Bobby G. Holman(16).........................................          17,728               *
  4090 Golf Drive
  Conover, NC 28613
E. Edwin Bradford(17).......................................          17,185               *
  P.O. Box 3081
  Hickory, NC 28601
William R. McDonald III(18).................................          15,860               *
  1257 25th Street Pl., SE
  Hickory, NC 28602
Lewis C. Lanier(19).........................................          15,000               *
  P.O. Box 518
  160 Centre Street, N.E.
  Orangeburg, SC 29115
James E. Harris(19).........................................          15,000               *
  P.O. Box 3967
  Hickory, NC 28603
All directors, nominees and executive officers as a group
  (12 persons)..............................................       2,918,660            42.3

---------------

  *  Less than one percent
 (1) The actual number of shares outstanding at June 15, 1999 was 5,809,664. Each percentage has been calculated on the basis of such number plus shares subject to outstanding call options exercisable not later than August 15, 1999. Shares subject to such options have been considered outstanding for the purpose of computing the percentage of outstanding shares owned by the person who holds such options, but have not been considered outstanding for the purpose of computing the percentage of outstanding shares owned by any other person.

 (2) Consists of (i) 46,799 shares owned of record and (ii) 1,227,235 shares owned beneficially through HERTH Management, Inc. ("HERTH"). All of the shares owned of record by Columbia Hill, LLC ("Columbia") are also deemed to be owned beneficially by each of its owners. The owners of Columbia, and their ownership percentages, are Messrs. Clark (45.0%), Richardson (40.0%) and Hefner (15.0%). Beneficial ownership of other than a pro rata interest in the shares owned of record by Columbia is disclaimed by each owner of Columbia.
 (3) All of the shares owned of record by HERTH are also deemed to be owned beneficially by each of its shareholders. The shareholders of HERTH, and their ownership percentages, are Columbia (45.0%) and Messrs. Richardson (22.0%), Edgell (22.0%) and Templeton (11.0%). Beneficial ownership of other than a pro rata interest in the shares owned of record by HERTH is disclaimed by each shareholder of HERTH.
 (4) Consists of (i) 2,486 shares owned of record including, 1,236 shares owned through the Employee Stock Purchase Plan as of March 6, 1999, (ii) 1,227,235 shares owned beneficially through HERTH, (iii) 46,799 shares owned beneficially through Columbia and (iv) 295,000 shares subject to call options.
 (5) Consists of (i) 8,032 shares owned of record, including 532 shares owned through the Employee Stock Purchase Plan as of March 6, 1999, (ii) 1,227,235 shares owned beneficially through HERTH, (iii) 46,799 shares owned beneficially through Columbia and (iv) 215,000 shares subject to call options.
 (6) Consists of (i) 131,250 shares owned of record, (ii) 625 shares held by spouse as custodian for minor children, of which beneficial ownership is disclaimed, (iii) 1,227,235 shares owned beneficially through HERTH and
     (iv) 40,000 shares subject to call options.
 (7) Consists of (i) 9,264 shares owned of record, including 4,027 shares owned through the Employee Stock Purchase Plan as of March 6, 1999, (ii) 1,227,235 shares owned beneficially through HERTH, (iii) 70,000 shares subject to call options and (iv) 30,000 shares owned beneficially through Catawba Valley Real Estate, Inc., of which beneficial ownership of other than a pro rata interest in such shares is disclaimed.
 (8) Consists of (i) 10,000 shares owned of record, (ii) 1,227,235 shares owned beneficially through HERTH, (iii) 46,799 shares owned beneficially through Columbia and (iv) 40,000 shares subject to call options.
 (9) Consists of (i) 660,544 shares owned of record, (ii) 38,220 shares owned beneficially through Countywide Insurance Agency, Inc., of which beneficial ownership of other than a pro rata interest in such shares is disclaimed and (iii) 21,868 shares held by spouse, of which beneficial ownership is disclaimed.
(10) Consists of (i) 520,833 shares owned of record and (ii) 60,000 shares subject to call options.
(11) The information provided in this footnote has been obtained from a Report on Schedule 13G dated February 12, 1999, filed with the Securities and Exchange Commission relative to the Company's common stock. The shares of common stock covered by this footnote are owned beneficially by one or more open-end investment companies or other managed accounts that are advised or sub-advised by Waddell & Reed Investment Management Company ("WRIMCO"). WRIMCO is an investment advisory subsidiary of Waddell & Reed, Inc., which is a broker-dealer subsidiary of Waddell & Reed Financial Services, Inc., which is in turn a holding company subsidiary of publicly-traded Waddell & Reed Financial, Inc. WRIMCO's investment advisory contract grants WRIMCO investment and/or voting power over securities owned by its advisory clients.
(12) All such shares are subject to call options. Mr. Foley disclaims beneficial ownership of 116,600 shares owned by Fidelity National Financial, Inc. ("Fidelity National"), of which Mr. Foley is a director and executive officer. The Fidelity National shares are excluded from the principal shareholders table.
(13) Consists of (i) 12,569 shares owned of record and (ii) 115,000 shares subject to call options. As co-executor of his father's estate, Mr. Howard may be considered to beneficially own 6,057 shares owned of record by the estate. As a 30% owner of Countywide, the estate may be considered to beneficially own 38,220 shares owned of record by Countywide. Mr. Howard disclaims beneficial ownership of all shares owned directly or indirectly by his father's estate and said shares are excluded from the principal shareholders table.
(14) Consists of (i) 5,075 shares owned of record, including 1,775 shares owned pursuant to the Employee Stock Purchase Plan as of March 6, 1999 and (ii) 120,000 shares subject to call options.

(15) Consists of (i) 1,000 shares owned of record and (ii) 50,000 shares subject to call options.
(16) Consists of (i) 2,728 shares owned of record and (ii) 15,000 shares subject to call options.
(17) Consists of (i) 2,185 shares owned of record, including 985 shares owned pursuant to the Employee Stock Purchase Plan, and (ii) 15,000 shares subject to currently exercisable call options.
(18) Consists of (i) 860 shares owned by spouse, of which beneficial ownership is disclaimed, and (ii) 15,000 shares subject to call options.
(19) All such shares are subject to call options.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own ten percent or more of the Company's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's common stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the following individuals made late filings in the Company's fiscal year ended March 6, 1999 ("fiscal 1999"):

          HERTH Management, Inc. -- Prior to fiscal 1999, HERTH's transactions were reported only by the shareholders of HERTH. HERTH's first filing was its fiscal 1999 Form 5, which served as a late Form 3 and Form 4 filing and reported all HERTH transactions in fiscal 1999. HERTH filed late for three transactions in fiscal 1999.

          Columbia Hill, LLC -- Prior to fiscal 1999, Columbia's transactions were reported only by the members of Columbia. Columbia's first filing was its fiscal 1999 Form 5, which served as a late Form 3 and Form 4 filing and reported all of Columbia's transactions in fiscal 1999. Columbia filed late for five transactions in fiscal 1999.

          Messrs. Foley, Puzder and Woodhams did not file timely their initial statements on Form 3.

          Messrs. Edgell and Puzder each failed to file timely a Form 4 for a single fiscal 1999 transaction. Mr. Holman failed to file timely three Form 4s involving five transactions in fiscal 1999.

                           PROPOSALS TO BE VOTED UPON

                    ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

     The Company's Bylaws classify the Board of Directors into three classes, as nearly equal in number as possible, the members of which serve for three years. The terms of office of the members of the three classes expire each year in rotation so that the members of one class are elected at each Annual Meeting of Shareholders for full three-year terms. Accordingly, the terms of office of three of the incumbent directors will expire at the Annual Meeting of Shareholders scheduled for July 22, 1999.

     Three Class II directors will be elected to serve three-year terms expiring in the year 2002 upon the election and qualification of their successors. Messrs. Richardson, Holman and Foley have been nominated for these terms by the Board of Directors.

     It is the intention of the persons named in the enclosed Proxy to vote the shares covered thereby for the election of the three nominees set forth below, for terms expiring as indicated.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS, EACH FOR A TERM EXPIRING IN THE YEAR 2002:

     WILLIAM P. FOLEY II, age 54, has been a director since 1998. Mr. Foley has served as Chief Executive Officer and Director of Fidelity National Financial, Inc. since 1986 and as Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc. since 1995. He is also a director of American National Financial, Inc., Santa Barbara Restaurant Group, Inc., Miravant Technologies, Inc., Rally's Hamburgers, Inc.

("Rally's"), Checkers Drive-In Restaurants, Inc. ("Checkers"), Micro General Corporation, Carl Karcher Enterprises, Inc. and Boston Pacific, Inc.

     JAMES C. RICHARDSON, JR., age 50, has been a director since 1987. Mr. Richardson is the Company's Chief Executive Officer and Vice Chairman of its Board of Directors, positions he assumed in 1993 and 1996, respectively. He has served the Company as an executive officer since 1987, including Executive Vice President from 1989 to 1993 and President from 1993 to 1996.

     BOBBY G. HOLMAN, age 63, has been a director since 1994. He served as the Company's Chief Financial Officer and Treasurer from 1994 until his retirement in 1997. Before joining the Company he served as an Assistant Vice President with Aetna Life & Casualty Insurance Company in Hartford, Connecticut, and managing director of the food industry segment of Aetna's Bond Investment Department. Mr. Holman is a member of the Executive Compensation, Sensitive Transactions and Audit Committees of the Board of Directors.

     Should any of the nominees become unavailable for any reason, the persons named in the enclosed Proxy intend to vote for such other person as the present Board of Directors may nominate.

CLASS I DIRECTORS CONTINUING IN OFFICE FOR TERMS EXPIRING IN THE YEAR 2001:

     RICHARD F. HOWARD, age 49, has been a director since 1987 and has served as Chairman of the Board of Directors since 1993. Mr. Howard served as Executive Vice President of the Company from 1989 to 1993 and as Chief Financial Officer and Treasurer from 1989 to 1994.

     L. DENT MILLER, age 65, has been a director since 1998. He is the President of Claremont Restaurant Group, LLC, the Company's restaurant subsidiary, having served as President, Chief Executive Officer and director of Sagebrush, Inc. from 1990 until Sagebrush, Inc.'s merger with the Company in January 1998. Mr. Miller was a Fresh Foods executive officer from 1984 to 1988, a Fresh Foods director from 1987 to 1988 and had been in the restaurant business with the Company and its predecessors since 1978.

     E. EDWIN BRADFORD, age 56, has been a director since 1993. He is President and Chief Executive Officer of Bradford Communications, Inc., a Hickory, North Carolina marketing and advertising firm founded in 1977. Mr. Bradford is a member of the Audit Committee of the Board of Directors.

     NORBERT E. WOODHAMS, age 53, has been a director since 1998. He is President of Pierre Foods, LLC, the Company's food processing subsidiary, having served in this position since the Company's acquisition of the Pierre Foods division ("Pierre") of Tyson Foods, Inc. ("Tyson") in June 1998. From 1994 to 1998, Mr. Woodhams served as President of Hudson Specialty Foods, a food processing division of Hudson Foods, Inc. ("Hudson"). Upon the acquisition of Hudson by Tyson in January 1998, Mr. Woodhams became President of Pierre. Prior to joining Hudson, Mr. Woodhams held the position of Executive Group Vice President for the Pork and Beef Division of Tyson from 1990 through 1994. He also served as President and Chief Executive Officer for Henry House/Holly Farms, a value-added processor of pork products, from 1987 to 1990.

CLASS III DIRECTORS CONTINUING IN OFFICE FOR TERMS EXPIRING IN THE YEAR 2000:

     DAVID R. CLARK, age 42, has been a director since 1996. He is the Company's President and Chief Operating Officer, positions he assumed in 1996. From 1994 to 1996, he served as Executive Vice President and Chief Operating Officer of Bank of Granite, located in Granite Falls, North Carolina. Prior to joining Bank of Granite, Mr. Clark worked for 13 years with BB&T, a commercial bank and trust company. Mr. Clark served BB&T in various executive capacities, including President of BB&T of South Carolina during 1993 and 1994.

     WILLIAM R. MCDONALD III, age 64, has been a director since 1991. Since 1989, he has been Branch Manager of American Pharmaceutical Services, a subsidiary of Mariner Post-Acute Network, or its predecessors. American Pharmaceutical Services provides pharmaceutical needs and prescription services to nursing homes. Mr. McDonald also serves as Mayor of the City of Hickory, an elective office he has held since

1981. He is a member of the Executive Compensation and Sensitive Transactions Committees of the Board of Directors.

     LEWIS C. LANIER, age 50, has been a director since 1988. He has been a member of the law firm of Horger, Horger, Lanier & Knight, L.L.P., of Orangeburg, South Carolina, since joining the firm's predecessor in 1985. He presently serves on the Company's Executive Compensation, Sensitive Transactions and Audit Committees.

     ANDREW F. PUZDER, age 48, has been a director since 1998. He is Executive Vice President of Fidelity National Title Insurance Company ("Fidelity Title") and Executive Vice President and General Counsel of CKE Restaurants, Inc., a California-based restaurant holding company for the Carl's Jr. and Hardee's restaurant chains, among others. He also serves as a director of Santa Barbara Restaurant Group, Inc. and Javelin, Inc. Mr. Puzder was a partner in the law firm of Lewis, D'Amato, Brisbois & Bisgaard from September 1991 to March 1994 and a shareholder in the law firm of Stradling, Yocca, Carlson & Rauth from March 1994 until joining Fidelity Title in 1995.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                               (PROXY ITEM NO. 2)

     The Board of Directors desires, in accordance with its established policy, to obtain from the shareholders an indication of their approval or disapproval of the action of the Board of Directors in appointing Deloitte & Touche LLP to serve as the independent public accountants of the Company and its subsidiaries for the Company's fiscal year ending March 4, 2000 ("fiscal 2000").

     Deloitte & Touche LLP has been serving the Company and its subsidiaries as independent public accountants since 1982. Deloitte & Touche LLP has no direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries and, while serving as independent public accountants, has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

     Upon the recommendation of the Audit Committee and subject to shareholder approval, the Board of Directors has appointed Deloitte & Touche LLP as the Company's independent public accountants for fiscal 2000. In their deliberations, the Audit Committee and the entire Board considered the performance of Deloitte & Touche LLP in prior years, as well as the firm's reputation for integrity and competence. The directors expressed satisfaction with Deloitte & Touche LLP in these respects.

     Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will have the opportunity to speak should they so desire. They also will be available to respond to appropriate questions from shareholders attending the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING RESOLUTION, WHICH WILL BE PRESENTED AT THE MEETING:

     "BE IT RESOLVED that the appointment of Deloitte & Touche LLP as independent public accountants of the Company and its subsidiaries, for fiscal 2000, be and hereby is ratified and approved."

     The affirmative vote of a majority of the outstanding shares of common stock present and entitled to vote at the Annual Meeting of Shareholders is required to approve the resolution.

     In the event that the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select another firm of independent public accountants for the following fiscal year. Because of the difficulty and expense associated with substituting auditors so long after the beginning of the current fiscal year, however, it is contemplated that the appointment of Deloitte & Touche LLP for fiscal 2000 will be permitted to stand unless the Board of Directors finds other good reasons for making an early change.

                      BOARD MEETINGS AND BOARD COMMITTEES

     The Company's Board of Directors held six regular meetings during fiscal 1999. The Board has appointed Audit, Executive Compensation and Sensitive Transactions Committees. The entire Board nominates candidates for Board membership and selects the members of its several Committees.

     The AUDIT COMMITTEE, established in 1978, met twice during fiscal 1999. This Committee reviews external audit plans and activities, reviews the Company's financial controls, approves all significant fees for audit and non-audit services provided by the Company's independent public accountants and recommends to the entire Board the selection or retention of such independent public accountants. The Audit Committee is composed entirely of non-employee directors. The Committee's members are Messrs. Holman (Chairman), Bradford and Lanier.

     The EXECUTIVE COMPENSATION COMMITTEE, established in 1978, met three times in fiscal 1999. This Committee sets and approves changes in executive compensation and recommends to the entire Board changes in the Company's executive compensation arrangements. All proposals concerning executive compensation are first brought before this Committee; upon an affirmative recommendation of the Committee, proposals proceed to the entire Board for consideration. The Board is free to accept or reject the recommendation of the Committee. The Executive Compensation Committee is composed entirely of non-employee directors. The Committee's members are Messrs. Lanier (Chairman), Holman and McDonald.

     The SENSITIVE TRANSACTIONS COMMITTEE, established in 1983, met twice during fiscal 1999. This Committee monitors and reviews for fairness certain transactions between the Company and its officers and directors. The Committee reviews all such transactions and recommends their approval or rejection to the entire Board. The Board is free to accept or reject the recommendation of the Committee. The Sensitive Transactions Committee is composed entirely of non-employee directors. The Committee's members are Messrs. McDonald (Chairman), Holman and Lanier.

     During the past year, nine of the eleven incumbent directors attended at least 75% of the meetings of the Board and the Committees on which they served. Mr. Foley attended 33% of the Board meetings; he served on no Committees. Mr. Lanier attended 33% of the Board meetings and 57% of the meetings of the Committees on which he served.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION OF EXECUTIVE OFFICERS

     The following information relates to compensation paid by the Company to its Chief Executive Officer and to the four other most highly-compensated individuals who were serving the Company as executive officers at the end of fiscal 1999 (collectively, the "Named Executive Officers of the Company").

                                                                                            LONG TERM
                                                                ANNUAL COMPENSATION       COMPENSATION
                                                            ---------------------------   -------------
NAME AND PRINCIPAL POSITION                   FISCAL YEAR    SALARY     BONUS     OTHER   OPTION AWARDS
---------------------------                   -----------   --------   -------    -----   -------------
James C. Richardson, Jr. ...................     1999             (1)      -0-     (2)       215,000(3)
  Vice Chairman of the Board                     1998             (1)      -0-     (2)       215,000
  and Chief Executive Officer                    1997             (1)      -0-     (2)           -0-
David R. Clark..............................     1999        350,000   375,000(5)  (2)       215,000(3)
  President and Chief                            1998             (4)  152,064     (2)       215,000
  Operating Officer                              1997             (4)  123,500(6)  (2)       100,000
James E. Harris.............................     1999             (7)   80,856     (2)        75,000(8)
  Executive Vice President, Chief Financial      1998             --        --     --         25,000
  Officer, Treasurer and Secretary               1997             --        --     --             --
L. Dent Miller..............................     1999        225,000        --     (2)       100,000(3)
  President, Claremont                           1998             --        --     --        100,000
  Restaurant Group, LLC                          1997             --        --     --             --
Norbert E. Woodhams.........................     1999             (9)   62,500     (2)       200,000(3)
  President, Pierre                              1998             --        --     --        200,000
  Foods, LLC                                     1997             --        --     --             --

---------------

(1) No salary was paid by the Company to this individual, who was instead compensated by HERTH. The Company paid HERTH $1.675 million in fiscal 1999, consisting of $1.3 million pursuant to the HERTH Agreement and an additional $375,000 as a bonus to Mr. Richardson upon the Company's acquisition of Pierre. See "Certain Relationships and Related Party Transactions."
(2) Includes insurance premiums, company cars and certain other benefits. Such compensation did not exceed 10% of the individual's annual salary and bonus.
(3) Certain options granted under the 1997 Special Stock Option Plan and under the 1997 Incentive Stock Option Plan were repriced on August 27, 1998, reducing the per share option exercise price from $16.00 to $10.50. The repricing was accomplished by canceling old options and granting new options at the reduced exercise price.
(4) Excludes $200,000 for fiscal 1998 and $126,800 for fiscal 1997 paid by the Company, which amounts were reimbursed in full by HERTH. See
    "Management -- Employment Contracts and Change in Control Agreements" and "Certain Relationships and Related Party Transactions."
(5) Includes a one-time bonus of $375,000 paid upon the Company's acquisition of Pierre in June 1998.
(6) Includes a one-time bonus of $50,000 paid upon joining the Company.
(7) Mr. Harris employment with the Company began in March 1998 and he earned approximately $166,372 in salary in fiscal 1999. Mr. Harris' annual salary was increased to $200,000, effective February 1, 1999.
(8) Certain options granted under the 1997 Incentive Stock Option Plan were repriced on August 27, 1998, reducing the per share option exercise price from $16.00 to $10.50 on shares granted on February 23, 1998 and from $15.25 to $10.50 on shares granted on June 25, 1998. The repricing was accomplished by canceling old options and granting new options at the reduced exercise price.
(9) Mr. Woodhams employment with the Company began in June 1998 and he earned approximately $189,493 in salary in fiscal 1999. Mr. Woodhams' annual salary is $250,000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents information relating to option grants made during fiscal 1999 to the Named Executive Officers of the Company and the potential realizable value of each grant assuming appreciation of the Company's common stock at an annual rate of either 5% or 10% over the stated term of the option.

                                                 INDIVIDUAL GRANTS
                                 -------------------------------------------------
                                              PERCENTAGE                             POTENTIAL REALIZABLE VALUE
                                 NUMBER OF    OF OPTIONS                               AT ASSUMED ANNUAL RATE
                                   SHARES     GRANTED TO    EXERCISE                 OF STOCK PRICE APPRECIATION
                                 UNDERLYING    EMPLOYEES     OR BASE                       FOR OPTION TERM
                                  OPTIONS      IN FISCAL    PRICE PER   EXPIRATION   ---------------------------
NAME                              GRANTED        YEAR         SHARE        DATE           5%            10%
----                             ----------   -----------   ---------   ----------   ------------   ------------
James C. Richardson, Jr. ......   215,000(1)     12.1%       $10.50      2/23/08      $1,330,977     $3,328,074
David R. Clark.................   215,000(1)     12.1         10.50      2/23/08      $1,330,977     $3,328,074
James E. Harris................    25,000(2)      1.4         10.50      2/23/08      $  154,765     $  386,985
                                   50,000(3)      2.8         10.50      6/25/08      $  309,530     $  773,971
L. Dent Miller.................   100,000(4)      5.6         10.50      2/23/08      $  619,059     $1,547,942
Norbert E. Woodhams............   200,000(5)     11.2         10.50      2/23/08      $1,238,118     $3,095,883

---------------

(1) Such options are presently exercisable.
(2) Such options vest over five years at a rate of 20% per year. Vesting is accelerated in certain circumstances involving a change in control of the Company or its assets. The options were initially granted on February 23, 1998 and the first 20% became exercisable on February 23, 1999.
(3) Such options vest over five years at a rate of 20% per year. Vesting is accelerated in certain circumstances involving a change in control of the Company or its assets. The options were initially granted on June 25, 1998. The options were regranted pursuant to a repricing on August 27, 1998. The first 20% became exercisable June 25, 1999.
(4) Of such options, 50,000 were immediately exercisable and the other 50,000 vest over five years at a rate of 20% per year. Vesting is accelerated in certain circumstances involving a change in control of the Company or its assets. The first 20% became exercisable on February 23, 1999.
(5) Of such options, 100,000 were immediately exercisable and the other 100,000 vest over five years at a rate of 20% per year. Vesting is accelerated in certain circumstances involving a change in control of the Company or its assets. The first 20% became exercisable on February 23, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table presents certain information about stock options exercised by the Named Executive Officers of the Company during fiscal 1999 and the value of unexercised options held by them at the end of fiscal 1999.

                                          SHARES
                                         ACQUIRED              NO. SHARES               VALUE OF UNEXERCISED
                                       ON EXERCISE       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                      --------------    OPTIONS AT MARCH 6, 1999         AT MARCH 6, 1999(1)
                                             VALUE     ---------------------------   ---------------------------
NAME                                  NO.   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                  ---   --------   -----------   -------------   -----------   -------------
James C. Richardson, Jr. ...........  -0-     -0-        215,000               -0-       -0-            -0-
David R. Clark......................  -0-     -0-        285,000            30,000       -0-            -0-
James E. Harris.....................  -0-     -0-          5,000            70,000       -0-            -0-
L. Dent Miller......................  -0-     -0-         60,000            40,000       -0-            -0-
Norbert E. Woodhams.................  -0-     -0-        120,000            80,000       -0-            -0-

---------------

(1) The closing price of the Company's common stock on Friday, March 5, 1999, was $5.25 per share.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

     On June 30, 1996, Mr. Clark and the Company executed an Employment Agreement (the "Clark Employment Agreement") providing that Mr. Clark would serve as President and Chief Operating Officer of the Company for three years at an annual base salary of $200,000 and an annual bonus based on the Company's financial performance. During fiscal 1997 and fiscal 1998, Mr. Clark's salary was paid by the Company and reimbursed in full by HERTH. Mr. Clark's $350,000 annual salary was paid by the Company in fiscal 1999. See "Certain Relationships and Related Party Transactions." Should Mr. Clark's employment be terminated by the Company without cause or should Mr. Clark resign from employment for good reason during the initial three-year term, then the Company would be obligated to make a severance payment to him equal to the sum of his base salary as would be due in the aggregate for the remainder of the three-year term. In the event of a termination without cause or a resignation for good reason during any renewal term of the Clark Employment Agreement, the severance payment would equal three months of Mr. Clark's then-existing base salary. Under the Clark Employment Agreement, the Company granted to Mr. Clark options to purchase 100,000 shares of the Company's common stock and agreed to consider Mr. Clark for participation in any subsequent option grants made available to senior management of the Company in the discretion of the Board of Directors. The Company also agreed to appoint Mr. Clark to fill the first available vacancy on the Board. Mr. Clark subsequently filled a vacancy and currently serves as a member of the Board. The Clark Employment Agreement was amended on February 23, 1998 (the "Amended Clark Employment Agreement"), to increase Mr. Clark's annual base salary to $350,000 and to provide Mr. Clark an annual bonus based upon the Company's profitability. The Amended Clark Employment Agreement also granted Mr. Clark options to purchase 215,000 shares of the Company's common stock and provided Mr. Clark with a one-time bonus of $375,000 upon the Company's acquisition of Pierre. The Amended Clark Employment Agreement has a term of five years, expiring February 28, 2003.

     On March 4, 1998, Mr. Woodhams and the Company executed an Employment Contract (the "Woodhams Employment Contract") providing that Mr. Woodhams would serve as President of the Company's food manufacturing subsidiary, Pierre Foods, LLC, for a term of five years from Mr. Woodhams' date of employment with the Company. The Company agreed to pay Mr. Woodhams an annual base salary of $250,000 and an annual bonus based on the Company's financial performance. Under the Woodhams Employment Contract, the Company granted to Mr. Woodhams options to purchase 200,000 shares of the Company's common stock and agreed to appoint Mr. Woodhams to fill the first available vacancy on the Board of Directors. Mr. Woodhams subsequently filled a vacancy and currently serves as a member of the Board. The Woodhams Employment Contract was subsequently amended to clarify that Mr. Woodhams' date of employment with the Company was June 9, 1998 and to provide Mr. Woodhams a periodic bonus to be determined in accordance with the Company's executive bonus plan as adopted and amended from time to time by the Executive Compensation Committee and the Board.

     On January 29, 1998, Mr. Miller and the Company executed an Employment Agreement (the "Miller Employment Agreement") providing that Mr. Miller would serve as President of the Company's restaurant subsidiary, Claremont Restaurant Group, LLC, for a term of two years at an annual base salary of $200,000. Termination of the Miller Employment Agreement does not affect the Company's obligation to pay Mr. Miller his annual base salary for the remainder of the two-year term, except that the Company will not be obligated to pay Mr. Miller such salary if Mr. Miller engages in any outside activities prohibited by the terms of the Miller Employment Agreement, if Mr. Miller violates a covenant not to disclose confidential information of the Company or if Mr. Miller violates a covenant not to compete with the Company.

     Each of Messrs. Richardson, Clark, Woodhams, Miller and Harris (each, an "Officer"), has entered into a Change in Control Agreement with the Company (collectively, the "Change in Control Agreements"). The Change in Control Agreements provide that, if a change in control of the Company occurs, then the following benefits will be provided by the Company: three times the amount of the annual base salary of the Officer; three times the amount of the largest annual cash bonus paid or payable to such person; the aggregate spread between the exercise prices of all outstanding unexercised options of the Company and the higher of the closing price of the Company's common stock as of the effective date of the Change in Control of the Company or the highest price paid in connection with a change in control of the Company; and a "gross-up" payment for all excise and income tax liabilities resulting from payments under the Change in Control Agreements. A change in control of the Company is considered to have occurred if: (1) the individuals who constituted the Board of Directors as of the date of the applicable Change in Control Agreement cease to constitute a majority of the Board; (2) any "person" (as defined in the applicable Change in Control Agreement) acquires 15% of the Company's common stock; (3) any of certain business combinations is consummated, unless the beneficial owners of the Company's common stock before the combination own more than 50% of the stock after the combination; or (4) the Company is liquidated or dissolved. Payments under the Change in Control Agreements are payable upon a change in control of the Company, whether or not an Officer's employment is terminated. The term of each Change in Control Agreement is ten years unless it expires earlier upon the termination of an Officer's employment.

     At the date of this Proxy Statement, the Company is considering certain revisions to the employment contracts and Change in Control Agreements described above. The Company believes that the aggregate of revisions made by the Executive Compensation Committee and the Board of Directors, if any, will not materially increase the amounts payable by the Company to the individuals covered by current employment contracts and Change in Control Agreements.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     It is the responsibility of the Executive Compensation Committee to advise management and the Board of Directors on matters pertaining to compensation arrangements for senior executives. The members of the Committee are all independent, non-employee directors. Following review and approval by the Executive Compensation Committee, all issues pertaining to executive compensation are submitted to the entire Board of Directors for its consideration.

     Compensation Principles. In determining the compensation of senior executives, the Company believes that compensation should be (1) based in part upon the Company's performance, by the use of bonuses or stock options which do this, (2) based in part upon the individual contributions and attainment of goals of each officer and the performance of management as a group and (3) based in part upon compensation paid by other companies to similarly situated management.

     The Company's executive compensation program consists of salary, bonus, long-term compensation and other benefits. Specific targets are not utilized by the Committee in determining the level of any of these individual components of overall compensation. Rather, the Committee has sought to formulate overall compensation packages which approximate in value the overall compensation paid to executives of similar companies.

     Three of the Company's senior officers (Messrs. Richardson, Howard and Templeton) are compensated pursuant to a Management Services Agreement with HERTH (the "HERTH Agreement") entered into in 1993, and renewed in 1995, upon ratification by the shareholders, for an additional three-year term beginning in 1996. The HERTH Agreement was extended in 1997 for an additional three years, expiring in March 2002. Mr. Clark's compensation is partially from HERTH and partially from the Company. See "Employment Contracts and Change in Control Agreements" and "Certain Relationships and Related Party Transactions." The Committee has in the past retained a private economist to review compensation paid under the HERTH Agreement for its reasonableness.

     Report on Repricing of Options. On August 27, 1998 the Committee undertook a review of the Company's options granted pursuant to the 1997 Incentive Stock Option Plan, the 1997 Special Stock Option Plan and the Sagebrush, Inc. 1995 Stock Option Plan (the "Option Plans"). The Committee noted that the market price of the Company's common stock had declined markedly in recent trading sessions. The Committee expressed concern that the holders of options granted under the Option Plans might be demoralized by their options being exercisable at prices substantially above the current market price of the Company's common stock. In order to improve morale and restore incentives, the Committee decided to reprice all of the options granted pursuant to the Option Plans at a price of $10.50, the market price of the Company's common stock on August 27, 1998, the date of the repricing. The Board of Directors ratified the Committee's action and adopted the resolutions repricing the options granted pursuant to the Option Plans. Pursuant to this repricing, significant numbers of options belonging to the executive officers of the Company were also repriced.

            TEN-YEAR OPTION REPRICING HISTORY FOR EXECUTIVE OFFICERS

                                                                                                            LENGTH OF
                                               NUMBER OF                                                     ORIGINAL
                                               SECURITIES    MARKET PRICE                                      TERM
                                               UNDERLYING      OF COMMON         EXERCISE                  REMAINING AT
                                              OPTIONS/SARS   STOCK AT TIME   PRICE AT TIME OF     NEW        DATE OF
                                              REPRICED OR    OF REPRICING       REPRICING       EXERCISE   REPRICING OR
NAME                                 DATE       AMENDED      OR AMENDMENT      OR AMENDMENT      PRICE      AMENDMENT
----                                -------   ------------   -------------   ----------------   --------   ------------
James C. Richardson, Jr. .........  8/27/98     215,000         $10.50            $16.00         $10.50      2/23/08
  Vice-Chairman of the Board and
  Chief Executive Officer
David R. Clark....................  8/27/98     215,000          10.50             16.00          10.50      2/23/08
  President and Chief Operating
  Officer
James E. Harris...................  8/27/98      50,000          10.50             15.25          10.50      6/25/08
  Executive Vice President, Chief   8/27/98      25,000          10.50             16.00          10.50      2/23/08
  Financial Officer, Treasurer and
  Secretary
L. Dent Miller....................  8/27/98     100,000          10.50             16.00          10.50      2/23/08
  President, Claremont Restaurant
  Group, LLC
Norbert E. Woodhams...............  8/27/98     200,000          10.50             16.00          10.50      2/23/08
  President, Pierre Foods, LLC

     Executive Compensation. The Committee measures management's performance using longer-term (1 1/2 to 2 years) objectives of the Company, developing criteria based upon these longer-term goals. The Committee reviews the Company's business plan, as approved by the Board of Directors, and determines whether the Company has met its goals thereunder, as well as whether individual executives have accomplished the goals assigned to them. Several elements of the performance of an executive are based upon non-numerical performance criteria, such as level of responsibility in the Company, comparable compensation of other executives, individual meritorious performance and improvements in administration. Other elements are tied to management's performance as a group in achieving corporate goals, such as financial performance, profit margins, increase of working capital and acquisitions deemed to be advantageous to the Company. No mathematical weights are assigned to these individual criteria. The performances of executives compensated under the HERTH Agreement, like those of other executives of the Company, are evaluated by the Committee using these criteria.

     Performance-based criteria are generally considered as a whole, so that specific performance targets may be waived or adjusted as long as, on the whole, performance targets have been met. Concerning this aspect of compensation, the Committee considered that management met and surpassed many goals set for them by the Board, including completion of acquisitions, reduction of non-core properties, modification of corporate debt and reduction of corporate overhead. The Committee also considered management's timely actions in positioning the Company for future growth.

     In hiring new officers for the Company, consideration is given to compensation arrangements in previous employment, compensation averages for such executives in the food service industry and means of structuring compensation packages to create incentives to achieve individual and corporate goals.

     Chief Executive Officer Compensation. Mr. Richardson's compensation as Chief Executive Officer (subsumed under the HERTH Agreement), and the evaluation of his performance as Chief Executive Officer, is consistent with the compensation principles described above and reflects the performance of the Company and Mr. Richardson. Determination of adequate compensation is qualitative in nature and is based upon a variety of factors, including comparison group compensation data, attainment of various corporate goals, financial and operating performance, individual performance and other factors. Specifically, important corporate goals of sales, profitability and acquisitions have been achieved, and his leadership in achieving these goals has been considered by the Committee.

                                            The Executive Compensation Committee

                                                       Lewis C. Lanier, Chairman
                                                         William R. McDonald III
                                                                 Bobby G. Holman

STOCK PRICE PERFORMANCE GRAPH

     The following graph presents a five year comparison of cumulative shareholder returns for the Company, the Standard & Poor's Composite Index (the "S&P Composite Index"), an obsolete Company-constructed peer group (the "Old Peer Group") and a revised Company-constructed peer group (the "New Peer Group"). The Company-constructed peer groups seek to reflect the performance of various companies that are similar to the Company in industry or line of business over the five-year period beginning February 25, 1994 and ending March 6, 1999. The graph assumes that $100 is invested on February 25, 1994 in each of the Company's common stock, the New Peer Group, the Old Peer Group and on February 28, 1994 in the Standard & Poor's Composite Index and, in each case, that all dividends are reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                    FOR THE FISCAL YEAR ENDED MARCH 6, 1999
(STOCK PRICE PERFORMANCE GRAPH)

        MEASUREMENT PERIOD                   FRESH FOODS,       NEW PEER          OLD PEER
      (FISCAL YEAR COVERED)                      INC.             GROUP             GROUP            S&P 500
2/25/94                                          100               100               100               100
2/24/95                                          118               108               109               107
2/23/96                                           99               115               130               145
2/28/97                                          205               113               238               182
2/27/98                                          409               163               367               246
3/6/99                                           119               136               298               295

     Prior to the acquisition of Pierre in June 1998, restaurant operations accounted for three-quarters of Fresh Foods revenues. The Company's Old Peer Group, which is primarily restaurant companies, consists of Advantica Restaurant Group, Inc., Family Steakhouses of Florida, Inc., Flowers Industries, Inc., Interstate Bakeries Corporation, Piemonte Foods, Inc., Stacey's Buffet, Inc. and Thorn Apple Valley, Inc. Pursuant to the acquisition of Pierre, food processing revenues have become the Company's principal business and account for approximately two-thirds of the Company's revenues. The Company developed a new peer group more consistent with its current product mix. The Company's New Peer Group consists of three food processing companies, two restaurant companies and one hybrid food processing-restaurant company. The Company believes the New Peer Group provides a better benchmark for the Company's performance, focusing on both of the Company's primary business segments and including Bob Evans Farms Inc., the only other combined food processing and restaurant company known to the Company. The New Peer Group consists of: food processing peers Bridgford Foods Corporation, Hormel Foods Corporation and WLR Foods, Inc.; restaurant peers CKE Restaurants, Inc. and Lone Star Steakhouse and Saloon, Inc.; and food processing-restaurant hybrid peer Bob Evans Farms Inc. The returns of each group member were weighted according to the member's stock market capitalization at the beginning of each period for which a return is indicated.

COMPENSATION OF DIRECTORS

     During fiscal 1999, independent directors were paid $2,000 per meeting attended. Directors who are employees of the Company or are compensated by HERTH, or who have material contracts with the Company, continue to receive no payment for their service as directors. On February 20, 1998, each director was granted an immediately exercisable ten-year option to purchase 15,000 shares of the Company's common stock at a price of $16.00 per share. On August 27, 1998, the options were repriced, lowering the exercise price to $10.50 per share for all options issued pursuant to the 1997 Special Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, the Executive Compensation Committee of the Company's Board of Directors consisted of Messrs. Lanier, McDonald and Holman, none of whom was an officer or employee of the Company or any of its subsidiaries during fiscal 1999. Messrs. Lanier and McDonald have never been officers of the Company or any of its subsidiaries. Mr. Holman was the Chief Financial Officer and Treasurer of the Company from 1994 until his retirement in 1997.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     HERTH provides management services to the Company, reviews and supervises financing and provides real estate and strategic planning services. HERTH provides the full-time services of Messrs. Richardson, Howard and Templeton for an annual fee of $1.5 million and reimburses the Company for a portion of the compensation of Mr. Clark. The HERTH Agreement expires in the year 2002. The shareholders of HERTH are Messrs. Richardson, Templeton, Edgell and Columbia, whose equity owners are Messrs. Clark, Richardson and Hefner. The Company paid HERTH $1.675 million in fiscal 1999, consisting of $1.3 million pursuant to the HERTH Agreement and an additional $375,000 as a bonus to Mr. Richardson upon the Company's acquisition of Pierre. The HERTH Agreement provides for $200,000 of Mr. Clark's salary to be paid for by the Company and reimbursed to the Company by HERTH. The Company did not pay HERTH $200,000 of its $1.5 million obligation in fiscal 1999. Instead, this money was paid directly to Mr. Clark and HERTH was not asked for reimbursement.

     The Company maintains comprehensive insurance coverages through County-Wide Insurance Agency, Inc. ("County-Wide"), whose principal owner is Charles F. Connor, Jr. ("Connor"). Connor is a consultant to the Company who owned in excess of 5.0% of the Company's outstanding common stock at June 15, 1999. County-Wide received payments of approximately $2.3 million during fiscal 1999 in connection with such insurance coverage.

     Denver Equipment Company ("Denver") sells restaurant equipment and supplies to the Company. During fiscal 1999, Denver was paid a total of $2.5 million for purchases made by the Company. Denver had as its majority owner Richard S. Howard, the late father of director Mr. Howard; Mr. Connor has a 10.0% equity interest in Denver.

     The Company utilizes Bradford Communications, Inc. ("BCI") for public and investor relations and graphic design services. During fiscal 1999, the Company paid BCI a total of $529,000 for such services. The owner of BCI, Mr. Bradford, has been a director of the Company since 1992.

     In January 1996, the Company received 111,983 shares of Sagebrush, Inc. common stock as part of a transaction leading to the initial public offering of Sagebrush, Inc. Columbia purchased these shares at $7.00 per share for $783,881, payable 10.0% in cash with the balance represented by a two-year promissory note bearing interest at the prime rate and secured by the unconditional guaranties of Messrs. Richardson, Clark and Hefner. In fiscal 1999, the note was made payable on demand. The largest principal amount owed during fiscal 1999 was approximately $705,000. At the time of the offer, Sagebrush, Inc. common stock was trading at $7.00 per share. At closing, it was trading at $7.25.

     During fiscal 1998, the Company sold two former restaurant properties in Panama City, Florida to Catawba Valley Real Estate, Inc. ("CVRE"), whose principal shareholder is Mr. Templeton. The two Panama City properties were sold for $650,000 and $350,000, respectively, with cash down payments and five-year promissory notes payable to the Company for the balances bearing interest at 8.5%. At the end of fiscal 1999, the note on the $650,000 property was completely paid and the note on the $350,000 property had a balance of $326,000 outstanding and was current. The Company determined the purchase price for these properties based on comparable sales of similar tracts.

     Messrs. Connor and Miller, together, had a direct or indirect interest in 15 restaurant properties leased to the Company during fiscal 1999. Total rents paid under these leases were $1.2 million during fiscal 1999. Messrs. Connor, Miller and Howard all had a direct or indirect interest in one restaurant property leased to the Company for approximately $87,000 in fiscal 1999. Mr. Connor also had a direct or indirect interest in an additional three restaurants leased to the Company during fiscal 1999. Rents paid under these leases totaled $191,000 in fiscal 1999. Columbia Hill Land Company, LLC, owned 50% by Mr. Clark and 50% by Mr. Richardson, had an interest in a corporate office building leased to the Company pursuant to a ten-year lease beginning in September 1998. Rents paid under the lease were approximately $43,000 in fiscal 1999.

     On January 30, 1998, the Company merged with Sagebrush, Inc., whose principal shareholders were Messrs. Connor and Miller. Mr. Connor, who was Chairman of the Board and a director of Sagebrush, entered into a two-year consulting agreement with the Company. Mr. Miller, who was President, Chief Executive Officer and a director of Sagebrush, entered into a two-year employment agreement with the Company. The merger obligated the Company, as the surviving corporation, to indemnify the directors and officers of Sagebrush, Inc. and its predecessors from and after the merger against certain liabilities arising prior to the merger. Additionally, the Company agreed to register (and has registered) under the Securities Act of 1933 the shares of Company common stock issued in the merger to Messrs. Connor and Miller.

     Messrs. Foley and Puzder, directors of the Company, have direct and indirect interests in Checkers and Rally's. The Company entered into licensing agreements with such companies to produce and market certain products under the companies' brand names in exchange for royalty payments. Royalties paid during fiscal 1999 totaled approximately $78,000.

     All material transactions with affiliates of the Company are first reviewed by the Sensitive Transactions Committee of the Board, which is composed of three independent directors. Upon recommendation of this Committee, such transactions are then presented to the entire Board, where they must be approved by a majority of the independent directors. Also, the Company periodically obtains bids, quotations or appraisals from unaffiliated third parties to assure that the products and services received from affiliates are on terms at least as fair and equitable to the Company as could have been obtained from unaffiliated third parties.

                        YEAR 2000 SHAREHOLDER PROPOSALS

     The Company welcomes comments or suggestions from its shareholders. In the event that a shareholder desires to have a proposal formally considered at the next Annual Meeting of Shareholders and included in the Proxy Statement for that meeting, the proposal must be received in writing by the Company not later than February 28, 2000.

                               FRESH FOODS, INC.
                             361 SECOND STREET N.W.
                               HICKORY, NC 28603

      THIS PROXY IS SOLICITED ON BEHALF OF FRESH FOODS' BOARD OF DIRECTORS
  FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 22, 1999, AT 10:00
                                      A.M.

    The undersigned hereby appoints Richard F. Howard, James C. Richardson, Jr., David R. Clark and James E. Harris, and each or any of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Hickory, North Carolina on July 22, 1999, at 10:00 a.m., or at any adjournment or postponement thereof. The undersigned further authorizes such proxies to vote in their discretion upon such matters as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof. Receipt of Notice of the Annual Meeting of Shareholders and of the Proxy Statement is hereby acknowledged.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE FRESH FOODS BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" SUCH PROPOSALS.

1. Election of Directors.

  [ ] VOTE FOR all three nominees        (Richardson, Holman and Foley) to
three-year terms, as provided in the Proxy Statement

  [ ] VOTE WITHHELD from all nominees
      To vote for all directors, mark the VOTE FOR box. To withhold voting for all nominees, mark the VOTE WITHHELD box. To withhold voting for a particular nominee, mark the VOTE FOR ALL EXCEPT box and enter name(s) of the exception(s) in the space provided; your shares will be voted for the remaining nominees.

  [ ] VOTE FOR ALL EXCEPT

     ---------------------------------------------------------------------------

                    (Continued and to be signed on reverse)

                          (Continued from other side)

2. Ratification of the selection of Deloitte & Touche LLP to serve as Fresh Foods' independent public accountants for the fiscal year ending March 4, 2000.

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                                                 Dated:

                                                -------------------------------,
                                                 1999.

                                                 -------------------------------
                                                 Signature(s) of Shareholder(s)

                                                 IMPORTANT: PLEASE SIGN EXACTLY
                                                 AS YOUR NAME(S) APPEAR(S)
                                                 HEREON. WHERE SHARES ARE HELD
                                                 JOINTLY, BOTH HOLDERS SHOULD
                                                 SIGN. WHEN SIGNING AS ATTORNEY,
                                                 EXECUTOR, ADMINISTRATOR,
                                                 TRUSTEE OR GUARDIAN, PLEASE
                                                 GIVE YOUR FULL TITLE AS SUCH.
                                                 IF THE HOLDER IS A CORPORATION,
                                                 THEN EXECUTE IN FULL CORPORATE
                                                 NAME BY AUTHORIZED OFFICER.

PLEASE SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.